Exhibit 99.1

Dendreon Announces Offering of $500 Million Convertible Senior Notes Due 2016

(SEATTLE) January 13, 2011—Dendreon Corporation (NASDAQ: DNDN) today announced its intention to offer, subject to market and other conditions, $500 million aggregate principal amount of convertible senior notes due January 15, 2016 (the “Notes”) in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will be convertible into cash, shares of Dendreon’s common stock (the “Common Stock”) or a combination of cash and shares of Common Stock, at Dendreon’s election.  Dendreon also expects to grant the underwriter of the offering of the Notes an option to purchase up to an additional $75 million aggregate principal amount of Notes solely to cover overallotments.

The Notes will be the unsecured, senior obligations of Dendreon.  Interest on the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2011.  The interest rate, conversion rate, offering price and certain other terms of the Notes will be determined by negotiations between the company and the underwriter.

Dendreon intends to use the net proceeds of the offering of the Notes to fund the continued investment in and expansion of its manufacturing facilities, including the construction of a new immunotherapy manufacturing facility in Europe and the expenses associated with increasing capacity at its existing Morris Plains, New Jersey, Atlanta, Georgia and Orange County, California facilities; cover expenses in connection with pursuing non-U.S. marketing approvals for PROVENGE® (sipuleucel-T); fund new clinical trials for PROVENGE and other product candidates; finance its marketing and awareness efforts for PROVENGE; fund the ongoing hiring of additional manufacturing, sales and marketing, quality, research and development and other personnel to support PROVENGE and its other product candidates; fund additional investment in information technology infrastructure and product support systems; for third-party contract supply costs; and for general corporate purposes, including working capital.  Dendreon may also use a portion of the net proceeds to acquire strategic assets, although Dendreon currently has no agreements or commitments to do so.

In connection with the offering of the Notes, the underwriter expects to distribute in an offering registered under the Securities Act up to $250,000,000 worth of shares of Common Stock to facilitate the hedging of the Notes by buyers of the Notes.  The final number of shares of Common Stock to be distributed by the underwriter will be determined by the demand of the buyers of the Notes to have their hedging of the Notes facilitated.

Dendreon has been advised by the underwriter that it will purchase the shares of Common Stock from buyers of the Notes that it will distribute in connection with, and contingent on the pricing and the closing of, the Notes offering, with a view to initially offer the shares of Common Stock at a fixed price per share and to subsequently offer the shares of Common Stock in one or more transactions on The NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at the market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices.

Dendreon will not receive any proceeds from the sale of the shares of Common Stock in the offering.

The offering of the Notes and of the Common Stock is being led by J.P. Morgan Securities LLC.  The Notes and the Common Stock will both be offered and sold under Dendreon’s shelf registration statement filed with the Securities and Exchange Commission on December 8, 2009, as amended by a post-effective amendment filed with the Securities and Exchange Commission on January 13, 2011.  Before you invest in the Notes or the shares of Common Stock, you should read the prospectus and the preliminary prospectus supplement to that registration statement, as well as the post-effective amendment to that registration statement and other documents that Dendreon has filed with the SEC for more complete information about Dendreon and the offerings. You may get these documents at the SEC web site at www.sec.gov.  Printed copies of the preliminary prospectus supplement relating to these offerings may also be obtained by requesting copies from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 1-866-803-9204.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics.  Dendreon applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types.  Dendreon's first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010.  Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. Dendreon is headquartered in Seattle, Washington and is traded on the NASDAQ Global Select Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the current market demand for these types of securities, and the securities of Dendreon and the negotiations between Dendreon and the underwriter due to changes in the price of the Common Stock, corporate or other market conditions.  These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the Notes offering are described in detail in Dendreon’s annual report on Form 10-K for the year ended December 31, 2009, and quarterly report on Form 10-Q for the quarter ended June 30, 2010, and other filings made with the Securities and Exchange Commission.  Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Dendreon undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com